Exhibit 99.1

Kelly Services® Elects Two New Board Members

TROY, Mich. (January 18, 2022) – The board of directors of Kelly Services, Inc. (Nasdaq: KELYA, KELYB) recently elected Amala Duggirala, executive vice president, enterprise chief information officer at USAA, and InaMarie Johnson, former chief people and diversity officer, Zendesk, to the company’s board.

“InaMarie and Amala join Kelly at an exciting time as we continue to make progress towards operating as a specialty talent company serving exceptional customers with the best talent solutions,” said Kelly President and CEO Peter Quigley. “With an innovative spirit and deep experience related to business transformation, I am confident our newest board members will add valuable perspectives and insights as we execute our strategy.”

Amala is the newly appointed executive vice president and enterprise chief information officer of USAA. She joined USAA earlier this month after nearly five years at Regions Bank, where she served as chief operations and technology officer. Amala’s background includes technology leadership roles at Kabbage, Inc., ACI Worldwide, BT Telecommunications, and CenturyLink. She holds a master’s degree in business and digital transformation from Columbia University in New York, an MBA from the University of Nebraska, and a bachelor’s degree in electronics and communications from Osmania University in Hyderabad, India. Amala started her career as a senior software consultant at Modis Consulting.

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As the former chief people and diversity officer at Zendesk, InaMarie is a seasoned human resource professional with experience serving at multiple companies during periods of strategic transformation. Prior to joining Zendesk in 2018, InaMarie served as senior vice president and chief human resources officer at Plantronics. She also held HR leadership roles at UTi Worldwide, Honeywell, and The Clorox Company. She was recognized as one of California’s Most Powerful & Influential Women by The California Diversity Council. In addition, InaMarie is a distinguished member of CNBC’s Workforce Executive Council and was recently elected as a member of Chief, a private network built to drive more women into leadership positions and keep them there. InaMarie holds a bachelor’s degree in social sciences, with an emphasis in human resource management, from the University of California, Berkeley, and a master’s degree in organizational development and management from John F. Kennedy University.

“The addition to Kelly’s board of two very experienced professionals will be invaluable as we continue our transformation and pursue our mission of connecting talent to work,” said Donald R. Parfet, board chairman. “We look forward to Amala and InaMarie’s contributions.”

About Kelly®

Kelly Services, Inc. connects talented people to companies in need of their skills in areas including Science, Engineering, Education, Office, Contact Center, Light Industrial, and more. We’re always thinking about what’s next in the evolving world of work, and we help people ditch the script on old ways of thinking and embrace the value of all workstyles in the workplace. We directly employ nearly 370,000 people worldwide, and we connect thousands more with work through our global network of talent suppliers and partners in our outsourcing and consulting practice. Revenue in 2020 was $4.5 billion. Visit kellyservices.com and let us help with what’s next for you.

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Media Contact	Analyst Contact
Jane Stehney	James Polehna
stehnja@kellyservices.com	polehjm@kellyservices.com
248-765-6864	248-244-4586